EXHIBIT 99.1

Two River Bancorp Reports 2015 Fourth Quarter and Record Annual Results

TINTON FALLS, N.J., Jan. 27, 2016 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB) (the "Company"), the parent company of Two River Community Bank ("the Bank"), today reported financial results for the fourth quarter and twelve months ended December 31, 2015, highlighted by record net income and earnings per share for the year.

Operating and Financial Highlights

  Fourth Quarter 2015 net income available to common shareholders increased 21.4% to $1.74 million, or $0.21 per diluted share, up from $1.43 million, or $0.18 per diluted share, in the corresponding prior year’s quarter. On a linked quarter basis, fourth quarter 2015 net income available to common shareholders increased 3.7% from the third quarter of 2015.
  Annual 2015 net income to common shareholders increased 6.6% to a record $6.29 million, or $0.78 per diluted common share, compared to the prior year.
  Return on average assets (ROAA) was 0.81% for the fourth quarter of 2015, compared to 0.79% for the previous quarter and 0.74% for the fourth quarter of 2014.
  Return on average equity was 7.14% for the three months ended December 31, 2015, compared to 6.95% for the previous quarter and 5.91% for the fourth quarter of 2014.
  Net interest margin for the fourth quarter of 2015 was 3.65%, unchanged from the previous quarter but down slightly from 3.75% for the fourth quarter of 2014.
  Tangible book value per share was $9.44 at December 31, 2015, compared to $9.28 at September 30, 2015 and $8.79 at December 31, 2014.
  Non-interest income increased 17.7% to $984,000 on a linked quarter basis, and 33.7% compared to the same prior year’s quarter, largely due to higher gains on the sale of SBA loans, coupled with continued growth in mortgage banking fees.
  Non-performing assets to total assets decreased to 0.42% from 0.50% at September 30, 2015 and 1.00% at December 31, 2014.  During the fourth quarter of 2015, non-performing assets declined $586,000, or 14.0%, from September 30, 2015.
  Total loans as of December 31, 2015, net of unearned fees, increased $17.6 million from the prior quarter end and $65.5 million, or 10.4%, from the prior year-end. The increase was predominantly due to growth in both the commercial real estate and construction sectors during these periods.
  Total assets at December 31, 2015 increased 10.6% to $863.7 million from year-end 2014.
  In December, the Company completed a private placement of $10 million in aggregate principal amount of fixed to floating rate subordinated notes to certain institutional accredited investors. The Company also announced the redemption of its remaining $6.0 million of Series C preferred stock that was issued to the United States Treasury in connection with the Company’s participation in the Treasury’s Small Business Lending Fund Program (the “SBLF”).

Management Commentary

2015 Fourth Quarter and Annual Results Commentary

William D. Moss, President and CEO, stated, “We recorded a strong fourth quarter and record annual results, driven largely by the execution of our strategic plan. We continue to target markets where Two River can gain a competitive advantage and pursue loan growth.  Our ability to generate consistent earnings has allowed the Company to continue to strengthen our balance sheet while simultaneously rewarding our shareholders.  In December, we successfully executed on our long-term capital management strategy by completing our subordinated debt placement at a favorable initial interest rate of 6.25%.  We were pleased to secure low-cost regulatory capital and exit the SBLF program in a timely manner with no dilution to our shareholder base.  In addition, we approved a new share repurchase program and increased our quarterly dividends during 2015.  We are confident that our strong capital position and commitment to provide excellent service will continue to benefit our shareholders.”

Growth Strategy

Mr. Moss continued, “In 2016, we will continue to execute on a defined strategy of continuing to grow both our residential mortgage business and SBA lending.  During 2015, non-interest income grew by over 20% and we expect that this valuable source of revenue will continue to increase over the coming year.  Our branch expansion strategy has remained consistent, with the principal focus on maintaining a presence in our core markets and providing ample opportunities to generate cost-effective loan activity while building our brand.”

Share Repurchase Program
As previously announced in December 2015, the Company’s Board of Directors approved a share repurchase program for 2016, which allows the Company to repurchase up to $2.0 million of its common stock.

Dividend Information
On January 20, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.035 per share, payable on February 29, 2016 to common shareholders of record at the close of business on February 10, 2016. This marks the 12th consecutive quarterly cash dividend paid by the Company to its shareholders.

Key Quarterly Performance Metrics

						12 Mo.	12 Mo.
	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	Ended	Ended
	2015	2015	2015	2015	2014	12/31/15	12/31/14
Net Income (in thousands)	$1,751	$1,692	$1,461	$1,443	$1,459	$6,347	$6,017
Income Available to Common Shareholders (in thousands)	$1,739	$1,677	$1,446	$1,428	$1,432	$6,290	$5,900
Earnings per Common Share – Diluted	$0.21	$0.21	$0.18	$0.18	$0.18	$0.78	$0.73
Return on Average Assets	0.81%	0.79%	0.71%	0.74%	0.74%	0.76%	0.78%
Return on Average Tangible Assets (1)	0.83%	0.80%	0.73%	0.76%	0.76%	0.78%	0.80%
Return on Average Equity	7.14%	6.95%	6.15%	6.20%	5.91%	6.59%	6.21%
Return on Average Tangible Equity (1)	8.78%	8.55%	7.59%	7.67%	7.26%	8.12%	7.64%
Net Interest Margin	3.65%	3.65%	3.65%	3.77%	3.75%	3.68%	3.79%
Non-Performing Assets to Total Assets	0.42%	0.50%	0.75%	0.75%	1.00%	0.42%	1.00%
Allowance as a % of Loans	1.26%	1.25%	1.23%	1.26%	1.29%	1.26%	1.29%
(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Loan Composition
The components of the Company’s loan portfolio at December 31, 2015 and December 31, 2014 are as follows:

	(In Thousands)
	December 31,	December 31,
	2015	2014
Commercial and industrial	$100,154	$96,514
Real estate – construction	104,231	89,145
Real estate – commercial	422,665	383,777
Real estate – residential	39,524	30,808
Consumer	27,136	28,095
	693,710	628,339
Allowance for loan losses	(8,713)	(8,069)
Unearned fees	(560)	(725)
Net Loans	$684,437	$619,545

2015 Fourth Quarter and Year End Financial Review

Net Income

Net income available to common shareholders for the three months ended December 31, 2015 was $1.74 million, or $0.21 per diluted common share, as compared to $1.43 million, or $0.18 per diluted common share, for the corresponding prior year period, an increase of 21.4%.  The increase was due primarily to higher net interest income and non-interest income, partially offset by higher non-interest expense.  On a linked quarter basis, fourth quarter 2015 net income available to common shareholders increased 3.7% from the third quarter 2015.

Net income available to common shareholders for the twelve months ended December 31, 2015 increased 6.6% to $6.29 million, or $0.78 per diluted share, compared to $5.90 million, or $0.73 per diluted share, in the prior year.

Net Interest Income

Net interest income for the quarter ended December 31, 2015 was $7.3 million, an increase of 6.6% compared to $6.8 million in the corresponding prior year period.  This increase was largely due to an increase of $69.1 million, or 9.6%, in average interest earning assets, primarily resulting from growth in the Company’s loan portfolio.  On a linked quarter basis, net interest income increased by $42,000, or 0.6%, from $7.25 million.

For the year ended December 31, 2015, net interest income increased 4.8% to $28.2 million from $26.9 million in the prior year.

Net Interest Margin

The Company reported a net interest margin of 3.65% for the fourth quarter of 2015, unchanged from the 3.65% reported in the third quarter of 2015, but down from the 3.75% reported for the fourth quarter of 2014.  The margin decline from the prior year was primarily the result of the maturity, prepayment and contractual repricing of both loans and investment securities during this extended period of lower interest rates.

Net interest margin for the year ended December 31, 2015 was 3.68%, compared to 3.79% in the prior year.

Non-Interest Income

Non-interest income for the quarter ended December 31, 2015 totaled $984,000, an increase of $248,000, or 33.7%, compared to the same period in 2014. This largely resulted from an increase in residential mortgage banking revenue of $51,000 and higher gains on SBA loan sales of $238,000, both due to higher origination volume.  On a linked quarter basis, non-interest income increased $148,000, or 17.7%, from $836,000 in the third quarter of 2015.

For the year ended December 31, 2015, non-interest income increased $605,000, or 20.6%, to $3.5 million from the prior year.

Non-Interest Expense

Non-interest expense for the quarter ended December 31, 2015 totaled $5.5 million, an increase of $360,000, or 7.0%, compared to the same period in 2014, largely due to increased staff to support growth, along with higher salaries and benefits resulting from both annual merit increases and commissions paid for higher residential mortgage banking volume generated during the quarter.  Additionally, OREO expenses increased $58,000 due to an $83,000 write-down taken on an OREO property.  On a linked quarter basis, non-interest expense increased $201,000, or 3.8%.

For the year ended December 31, 2015, non-interest expense increased $1.7 million to $21.4 million compared to the prior year period.

Provision / Allowance for Loan Losses

During the fourth quarter of 2015, a provision for loan losses of $90,000 was expensed, compared to $100,000 in the same prior year period.  During the fourth quarter of 2015, the Company had net loan recoveries of $194,000, which helped fund an increase in the allowance for loan losses resulting from the strong loan growth during the period.

For the year ended December 31, 2015, a provision of $490,000 was expensed, compared to $621,000 for the prior year.  The Company had $154,000 of net loan recoveries during the year ended December 31, 2015, compared to $424,000 in net loan charge-offs in the prior year.

As of December 31, 2015, the Company's allowance for loan losses was $8.7 million, as compared to $8.1 million as of December 31, 2014. The loss allowance as a percentage of total loans was 1.26% at December 31, 2015 as compared to 1.29% at December 31, 2014.

Financial Condition / Balance Sheet

At December 31, 2015, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 8.97%, common equity Tier 1 to risk-weighted assets ratio was 10.13%, Tier 1 capital to risk-weighted assets ratio was 10.13%, and total capital to risk-weighted assets ratio was 12.65%.

Total assets as of December 31, 2015 were $863.7 million, an increase of 10.6%, compared to $781.2 million as of December 31, 2014.

Total loans as of December 31, 2015 were $693.2 million, an increase of 10.4%, compared to $627.6 million reported at December 31, 2014.

Total deposits as of December 31, 2015 were $708.4 million, an increase of 10.3%, compared with $642.4 million as of December 31, 2014.  Core checking deposits at December 31, 2015 increased to $293.0 million, up $37.1 million, or 14.5%, from year-end, primarily due to new municipal deposit relationships coupled with seasonality. The Company has continued to focus on building core funded non-interest bearing deposit relationships.

Asset Quality

The Company's non-performing assets at December 31, 2015 decreased to $3.6 million as compared to $4.2 million at September 30, 2015 and $7.8 million at December 31, 2014.  Non-performing assets to total assets at December 31, 2015 declined to 0.42%, compared to 0.50% at September 30, 2015, and 1.00% at December 31, 2014.

Non-accrual loans decreased to $3.2 million at December 31, 2015, compared to $3.7 million at September 30, 2015 and $6.2 million at December 31, 2014.  OREO was $411,000 at December 31, 2015, compared to $495,000 at September 30, 2015 and $1.6 million at December 31, 2014.

Troubled debt restructured loan balances amounted to $10.8 million at December 31, 2015, with all but $1.6 million performing. This compares to $12.9 million at September 30, 2015 and $20.5 million at December 31, 2014.

About the Company
Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and one Loan Production Office throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continue," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Twelve Months Ended December 31, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$7,904	$7,335	$30,624	$28,913
Securities:
Taxable	175	240	782	972
Tax-exempt	211	105	623	431
Interest bearing deposits	16	19	74	70
Total Interest Income	8,306	7,699	32,103	30,386
INTEREST EXPENSE:
Deposits	816	728	3,141	2,904
Securities sold under agreements to repurchase	17	18	68	65
Long-term debt	153	118	621	483
Subordinated debt	33	-	33	-
Total Interest Expense	1,019	864	3,863	3,452
Net Interest Income	7,287	6,835	28,240	26,934
PROVISION FOR LOAN LOSSES	90	100	490	621
Net Interest Income after Provision for Loan Losses	7,197	6,735	27,750	26,313
NON-INTEREST INCOME:
Service fees on deposit accounts	145	161	578	687
Mortgage banking	170	115	783	275
Other loan fees	102	95	214	405
Earnings from investment in bank-owned life insurance	110	113	445	460
Gain on sale of SBA loans	252	14	561	398
Net gain on sale of securities	-	69	37	88
Gain on sale of premises and equipment	-	-	208	-
Other income	205	169	711	619
Total Non-Interest Income	984	736	3,537	2,932
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,168	2,933	12,486	11,514
Occupancy and equipment	1,002	872	3,942	3,466
Professional	264	273	982	845
Insurance	19	77	268	308
FDIC insurance and assessments	109	136	433	509
Advertising	38	82	403	376
Data processing	123	109	475	392
Outside services fees	123	129	499	477
Amortization of identifiable intangibles	10	19	48	86
OREO and repossessed asset expenses, impairment and sales, net	91	33	(70)	(39)
Loan workout expenses	153	142	431	359
Other operating	409	344	1,458	1,374
Total Non-Interest Expenses	5,509	5,149	21,355	19,667
Income before Income Taxes	2,672	2,322	9,932	9,578
INCOME TAX EXPENSE	921	863	3,585	3,561
Net Income	1,751	1,459	6,347	6,017
Preferred stock dividend	(12)	(27)	(57)	(117)
Net Income Available to Common Shareholders	$1,739	$1,432	$6,290	$5,900
EARNINGS PER COMMON SHARE:
Basic	$0.22	$0.18	$0.80	$0.74
Diluted	$0.21	$0.18	$0.78	$0.73
Weighted average common shares outstanding:
Basic	7,903	7,913	7,909	7,932
Diluted	8,100	8,105	8,102	8,113

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and due from banks	$21,566	$18,349
Interest-bearing deposits in bank	25,161	17,761
Cash and cash equivalents	46,727	36,110

Securities available-for-sale	33,530	45,431
Securities held-to-maturity	43,167	25,280
Restricted investments, at cost	3,596	3,029
Loans held for sale	3,050	1,589
Loans	693,150	627,614
Allowance for loan losses	(8,713)	(8,069)
Net loans	684,437	619,545

OREO and repossessed assets	411	1,603
Bank-owned life insurance	17,294	16,849
Premises and equipment, net	5,083	5,696
Accrued interest receivable	1,912	1,636
Goodwill	18,109	18,109
Other intangible assets	9	57
Other assets	6,371	6,262

TOTAL ASSETS	$863,696	$781,196

LIABILITIES
Deposits:
Non-interest bearing	$144,627	$140,459
Interest bearing	563,809	501,931
Total Deposits	708,436	642,390

Securities sold under agreements to repurchase	19,545	23,290
Accrued interest payable	118	46
Long-term debt	26,500	16,000
Subordinated debt	9,824	-
Other liabilities	6,271	5,538

Total Liabilities	770,694	687,264

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized;
Preferred stock, Series C, $1,000 liquidation preference per share; none issued and outstanding at December 31, 2015 and 6,000 issued and outstanding at December 31, 2014	-	6,000
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,213,196 and 8,167,296 at December 31, 2015 and 2014, respectively
Outstanding – 7,929,196 and 7,939,684 at December 31, 2015 and 2014, respectively	72,890	72,527
Retained earnings	22,759	17,501
Treasury stock, at cost; 284,000 shares and 227,612 shares at December 31, 2015 and 2014, respectively	(2,248)	(1,751)
Accumulated other comprehensive loss	(399)	(345)
Total Shareholders' Equity	93,002	93,932

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$863,696	$781,196

TWO RIVER BANCORP
Selected Consolidated Financial Data

Selected Consolidated Earnings Data
(In thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Selected Consolidated Earnings Data:	2015	2015	2014	2015	2014
Total Interest Income	$8,306	$8,218	$7,699	$32,103	$30,386
Total Interest Expense	1,019	973	864	3,863	3,452
Net Interest Income	7,287	7,245	6,835	28,240	26,934
Provision for Loan Losses	90	120	100	490	621
Net Interest Income after Provision for Loan Losses	7,197	7,125	6,735	27,750	26,313
Total Non-Interest Income	984	836	736	3,537	2,932
Total Non-Interest Expenses	5,509	5,308	5,149	21,355	19,667
Income before Income Taxes	2,672	2,653	2,322	9,932	9,578
Income Tax Expense	921	961	863	3,585	3,561
Net Income	1,751	1,692	1,459	6,347	6,017
Preferred Stock Dividend	(12)	(15)	(27)	(57)	(117)
Net Income Available to Common Shareholders	$1,739	$1,677	$1,432	$6,290	$5,900

Per Common Share Data:
Basic Earnings	$0.22	$0.21	$0.18	$0.80	$0.74
Diluted Earnings	$0.21	$0.21	$0.18	$0.78	$0.73
Book Value	$11.73	$11.57	$11.08	$11.73	$11.08
Tangible Book Value (1)	$9.44	$9.28	$8.79	$9.44	$8.79
Weighted Average Common Shares Outstanding (in thousands):
Basic	7,903	7,930	7,913	7,909	7,932
Diluted	8,100	8,130	8,105	8,102	8,113

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

Selected Period End Balances
(In thousands)
	Dec. 31,	Sept. 30,	Dec. 31,
	2015	2015	2014
Total Assets	$863,696	$842,269	$781,196
Investment Securities and Restricted Stock	80,293	82,081	73,740
Total Loans	693,150	675,584	627,614
Allowance for Loan Losses	(8,713)	(8,429)	(8,069)
Goodwill and Other Intangible Assets	18,118	18,128	18,166
Total Deposits	708,436	690,665	642,390
Repurchase Agreements	19,545	21,303	23,290
Long-Term Debt	26,500	26,500	16,000
Subordinated Debt	9,824	-	-
Shareholders' Equity	93,002	97,640	93,932

Asset Quality Data (by Quarter)
(Dollars in thousands)

	Dec. 31,	Sept 30,	June 30,	March 31,	Dec. 31,
	2015	2015	2015	2015	2014
Nonaccrual loans	$3,178	$3,680	$4,930	$4,450	$6,237
Loans past due over 90 days and still accruing	-	-	-	-	-
OREO	411	495	1,411	1,603	1,603
Total Non-Performing Assets	3,589	4,175	6,341	6,053	7,840

Troubled Debt Restructured Loans:
Performing	9,289	11,290	17,239	15,383	16,284
Non-Performing	1,552	1,578	2,287	2,314	4,269

Non-Performing Loans to Total Loans	0.46%	0.54%	0.73%	0.70%	0.99%
Non-Performing Assets to Total Assets	0.42%	0.50%	0.75%	0.75%	1.00%
Allowance as a % of Loans	1.26%	1.25%	1.23%	1.26%	1.29%

Capital Ratios

	December 31, 2015				December 31, 2014
			Tier 1			Tier 1	Total
	CET 1	Tier 1	Capital to	Total	Tier 1	Capital to	Capital to
	Capital to	Capital to	Risk	Capital to	Capital to	Risk	Risk
	Risk	Average	Weighted	Average	Average	Weighted	Weighted
	Weighted	Assets	Assets	Assets	Assets	Assets	Assets
	Assets Ratio	Ratio	Ratio	Ratio	Ratio	Ratio	Ratio

Two River Bancorp	10.13%	8.97%	10.13%	12.65%	9.95%	11.36%	12.57%
Two River Community Bank	11.39%	10.09%	11.39%	12.56%	9.90%	11.31%	12.51%
"Well capitalized" institution (under prompt correction action regulations)*	6.50%	5.00%	6.00%	10.00%	5.00%	6.00%	10.00%

*Applies to Bank only

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)

	As of and for the Three Months Ended					As of and for the Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2015	2015	2015	2015	2014	2015	2014
Total shareholders' equity	$93,002	$97,640	$96,255	$95,179	$93,932	$93,002	$93,932
Less: preferred stock	-	(6,000)	(6,000)	(6,000)	(6,000)	-	(6,000)
Common shareholders' equity	$93,002	$91,640	$90,255	$89,179	$87,932	$93,002	$87,932
Less: goodwill and other tangibles	(18,118)	(18,128)	(18,138)	(18,147)	(18,166)	(18,118)	(18,166)
Tangible common shareholders’ equity	$74,884	$73,512	$72,117	$71,032	$69,766	$74,884	$69,766

Common shares outstanding	7,929	7,918	7,935	7,925	7,940	7,929	7,940
Book value per common share	$11.73	$11.57	$11.37	$11.25	$11.07	$11.73	$11.08

Book value per common share	$11.73	$11.57	$11.37	$11.25	$11.07	$11.73	$11.08
Effect of intangible assets	(2.29)	(2.29)	(2.28)	(2.29)	(2.28)	(2.29)	(2.29)
Tangible book value per common share	$9.44	$9.28	$9.09	$8.96	$8.79	$9.44	$8.79

Return on average assets	0.81%	0.79%	0.71%	0.74%	0.74%	0.76%	0.78%
Effect of intangible assets	0.02%	0.01%	0.02%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	0.83%	0.80%	0.73%	0.76%	0.76%	0.78%	0.80%

Return on average equity	7.14%	6.95%	6.15%	6.20%	5.91%	6.59%	6.21%
Effect of average intangible assets	1.64%	1.60%	1.44%	1.47%	1.35%	1.53%	1.43%
Return on average tangible equity	8.78%	8.55%	7.59%	7.67%	7.26%	8.12%	7.64%

Investor Contact:
Adam Prior, Senior Vice President
The Equity Group Inc.
Phone: (212) 836-9606
E-mail: aprior@equityny.com

Media Contact:
Adam Cadmus, Marketing Director
Phone: (732) 982-2167
Email: acadmus@tworiverbank.com